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                                                                    EXHIBIT 14.1

                                 CODE OF ETHICS

                   FOR THE CHAIRMAN & CHIEF EXECUTIVE OFFICER,

       CHIEF OPERATING OFFICER, SENIOR FINANCIAL OFFICERS, GENERAL COUNSEL

                     AND VICE-PRESIDENTS & GENERAL MANAGERS

The core purpose of SatCon Technology Company (the "Company") is to be an industry leader in the development and production of power and energy management products for digital power markets. Consistent with this mission, the Company is committed to the highest standards of ethical business conduct. As such, the Company has adopted this Code of Ethics (the "Code") as a set of guidelines pursuant to which SatCon's executive staff should perform their duties. The Code is intended to promote adherence to the standards set forth below. Executives subject to the Code include the Chairman, the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, General Counsel, the Corporate Controller, Division Vice-Presidents and General Managers and any person who performs a similar function (the "Covered Executives").

     o In carrying out their duties and responsibilities, Covered Executives should endeavor to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

     o The company seeks to insure full, fair, accurate, timely and understandable disclosure in the periodic reports that it files with, for submits to, the Securities and Exchange Commission and in other public communications made by the Company. In this regard, it is the responsibility of each Covered Executive to promptly bring to the attention of the Company any material information of which he may become aware that affects these disclosures, and to generally assist the Disclosures Committee in fulfilling its responsibilities.

          In addition, each Covered Executive shall promptly bring to the attention of the Chief Financial Officer (or, if appropriate, any member of the Disclosure Committee) any information he may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management of other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     o In carrying out their duties and responsibilities, Covered Executives should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations. In addition, each Covered Executive shall promptly bring to the attention of the Compliance Officer (as defined below) any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

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     o    Each Covered Executive shall promptly report to the Compliance Officer any information he may have concerning evidence of a material violation of the Code.

     o Covered Executives are expected to adhere to the Code and promote adherence by those who report to them. The Company shall determine appropriate actions to be taken in the event of violations of the Code by any Covered Executives. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

     o The Company will appropriately disclose to the Covered Executives any substantive amendment to, and any waiver of, any provision of the Code that applies to them.

     o The compliance officer (the "Compliance officer") for the implementation and administration of the Code shall be the General Counsel. The Company's Disclosure Committee shall consist of the following individuals: President & CEO, Chief Financial Officer, Chief Operating Officer, General Counsel, Corporate Controller and Director of Investor Relations.